SECOND AMENDMENT TO THE
OIL-DRI CORPORATION OF AMERICA
2005 DEFERRED COMPENSATION PLAN
WHEREAS, Oil-Dri Corporation of America (the “Company”) maintains the Oil-Dri Corporation of America 2005 Deferred Compensation Plan, as amended (the “Plan”);

WHEREAS, Section 9.1 of the Plan provides that the Company may amend the Plan from time to time with specific approval of the Company’s Board of Directors (the “Board”) or an authorized committee of the Board;
WHEREAS, the Compensation Committee of the Board (the “Compensation Committee”) is an authorized committee of the Board; and
WHEREAS, the Company deems it appropriate to amend the Plan to (i) revise certain defined terms and (ii) adjust the process for crediting Earnings effective April 3, 2026 and the Compensation Committee has approved such an amendment.
NOW, THEREFORE, the Company amends the Plan, effective April 3, 2026, as follows:
1.Capitalized terms not defined herein shall have the meaning as defined under the Plan.
2.Section 2.12 entitled “Eligible Employee or Director” is amended in its entirety to read as follows:
“2.12    Eligible Employee or Director generally means each employee of an Employer who is at a salary grade of Grade B or higher (Grade 10 or higher prior to January 1, 2007 and Grade 11 or higher prior to August 1, 2025), or such equivalent salary grade as the Company in its sole discretion may determine, at the time he or she elects to make Elective Deferrals or a non-employee who is a member of the Company’s Board of Directors. The Company reserves the right to from time to time extend eligibility to participate in the Plan to a management employee of an Employer who is at a salary grade less than Grade B (Grade 10 prior to January 1, 2007 and Grade 11 or higher prior to August 1, 2025), or such equivalent salary grade as the Company in its sole discretion may determine.
3.Section 2.20 entitled “Separation from Service” is amended in its entirety to read as follows:
“2.20    Separation from Service means the Participant’s death, retirement or other termination of employment with the Company and all Affiliates. For purposes of this definition, a “termination of employment” shall occur when the facts and circumstances indicate (i) that the Company and the employee reasonably anticipate that no further services would be performed by the employee for the Company or any Affiliate after a certain date or (ii) that the level of bona fide services the employee would perform for the Company or any Affiliate after such date (whether as an employee or as an independent contractor), would permanently decrease immediately following a certain date to no more than 20% of the average level of bona fide services performed (whether as an employee or as an independent contractor) over the immediately preceding thirty-six (36)-month period (or full period of services to the Company and all Affiliates if the employee has been providing services to the Company less than thirty-six (36) months), as reasonably determined by the Company.
4.Section 5.2 entitled “Earnings Credited” is amended in its entirety to read as follows:
“5.2    Earnings Credited
Each Participant’s Account shall be adjusted at the Company’s discretion but at least quarterly during each Plan Year for Earnings, which shall be calculated at a rate equal to the Company’s long-term borrowing cost in effect during the Plan Year plus one percent.”

IN WITNESS WHEREOF, the Company has caused this First Amendment to be executed by the signature of a duly authorized officer as of this 3rd day of April, 2026 effective as provided herein.

ATTEST By: /s/ Anthony W. Parker Its: Vice President and General Counsel	COMPANY: OIL-DRI CORPORATION OF AMERICA By: /s/ Daniel S. Jaffee Its: President, Chief Executive Officer and Chairman of the Board of Directors